ARTICLES OF MERGER OF
                  PHILADELPHIA MORTGAGE TRUST
                    (a Massachusetts Trust)
                         WITH AND INTO
               PHILADELPHIA MORTGAGE CORPORATION
                     (a Nevada corporation)


     Philadelphia Mortgage Trust, a trust organized under the laws of the State of Massachusetts, desiring to merge with Philadelphia Mortgage Corporation, a corporation formed under the laws of the State of Nevada, and which also desires such merger, all pursuant to the provisions of the Nevada Revised Statutes, DO HEREBY CERTIFY as follows:

     FIRST: That the names and states of organization of the trust and corporation are:

     NAME                                STATE

     Philadelphia Mortgage Trust                  Massachusetts

     Philadelphia Mortgage Corporation            Nevada

     SECOND: That Philadelphia Mortgage Trust, owns all of the outstanding shares of Philadelphia Mortgage Corporation.

     THIRD: That an Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the constituent trust and corporation in accordance with laws of the State of Massachusetts and laws of the State of Nevada.

     FOURTH: That the name of the Surviving Corporation is Philadelphia Mortgage Corporation, the Nevada corporation.

     FIFTH: That on the 10th day of April, 2000, the Board of Directors of Philadelphia Mortgage Corporation, authorized the following resolution. "RESOLVED, that the directors, trustees, and officers of the Massachusetts Trust and the Nevada Corporation adopt an Agreement of Merger and Joint Resolutions regarding the Agreement of Merger, subject to the respective laws of the States of Massachusetts and Nevada, to effect such change of domicile providing for the exchange of 1 share of the Nevada Corporation to the stockholders for each 1 shares of the Massachusetts Trust on the surrender of any certificate thereof.

     SIXTH: On 6th day of July, 2000, the merger and share exchange between Philadelphia Mortgage Trust and Philadelphia Mortgage Corporation was approved, by a majority vote of the shareholders in accordance with Massachusetts and Nevada law. The number of shares of common stock outstanding and eligible to vote on the merger were 774,071.

                 415,500 shares voted in favor
                  _______ shares voted against
                  _____   shares abstained

     The number of shares voting in favor or the merger was sufficient to approve it.

     SEVENTH: That the Certificate of Incorporation of Philadelphia Mortgage Corporation, the Nevada Corporation, as now in force and effect, shall continue to be the Certificate of Incorporation of the Surviving Corporation until amended and changed pursuant to the provisions of the laws of the State of Nevada.

     EIGHTH: That an executed copy of the Agreement of Merger is on file at the registered office of the surviving corporation, Kelly L. Turner, Esq., 245 East Liberty Street, Suite 200, Reno, NV 89501, and at the office of the corporation located at 5525 South 900 Ease, Suite 110, SLC, UT 84117, and at the office of Leonard W. Burningham, Esq., counsel for the surviving corporation 455 East 500 South, Suite 200, SLC, UT 84111, and that a copy of the Articles of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

     NINTH: That the date that the State of Nevada receives the Articles of Merger will be the effective date of the merger.

     IN WITNESS WHEREOF, said Philadelphia Mortgage Trust, a Massachusetts Trust and Philadelphia Mortgage Corporation, a Nevada corporation, have caused this Certificate to be executed by its officers thereunto duly authorized this ___ day of ____________, 2000.



Attest:                                 Philadelphia Mortgage Trust
                                   (a Massachusetts Trust)

/s/Gene Howard
Gene Howard, Chairman of the Board

/s/Travis Jenson
Travis Jenson, Director

/s/James Doolin
James Doolin, Director

                                   Philadelphia Mortgage Corporation
                                   (a Nevada corporation)

/s/Gene Howard
Gene Howard, Director

/s/Travis Jenson
Travis Jenson, Director

/s/James Doolin
James Doolin, Director